An Interim Investment Advisory Agreement between the Strong family of funds and Wells Fargo Funds Management, LLC (item e) and an Agreement and Plan of Reorganization between the Wells Fargo family of funds and the Strong family of funds (item g) were previously filed with the Securities Exchange Commission by Wells Fargo in the Proxy filings referenced hereto.

                  Filing Form 497
                  Date of Filing October 26, 2004 and October 27, 2004 Effectiveness Date October 26, 2004 and October 27, 2004 File Number #333-74283 and #333-74295
                  Accession Number
                  #0001206774-04-001516
                  #0001206774-04-001529
                  #0001206774-04-001526